Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2026 relating to the consolidated financial statements of Old National Bancorp and the effectiveness of Old National Bancorp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Chicago, Illinois

May 28, 2026